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                                                                    EXHIBIT 99.1


                           [FOOT LOCKER INC. GRAPHIC]

                              N E W S R E L E A S E

                                         Contact: Peter D. Brown
                                                  Vice President, Treasurer
                                                  and Investor Relations
                                                  Foot Locker, Inc.
                                                  (212)720-4254


                    FOOT LOCKER, INC. ELECTS ALAN D. FELDMAN
                            TO THE BOARD OF DIRECTORS

NEW YORK, NY, November 17, 2004 - Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today announced that Alan D. Feldman, President and Chief Executive Officer of Midas, Inc., was elected to the Company's Board of Directors, effective February 1, 2005.

"We are very pleased to welcome an executive with the credentials of Alan Feldman to our Board of Directors," stated Matthew D. Serra, Chairman and Chief Executive Officer of Foot Locker, Inc. "We expect that we will be able to draw upon Alan's extensive business experience for the benefit of our Company."

Mr. Feldman has nearly 30 years of business experience, primarily in senior management positions in the consumer goods industry. He joined Midas, Inc. in January 2003 in his current position as President and Chief Executive Officer. From 1994 through 2002, he held various senior management positions with McDonald's Corporation, having been appointed Chief Operating Officer of McDonald's Americas in 2001 and President of McDonald's USA in 1998. From 1983 through 1994, Mr. Feldman served in various senior financial and operating positions with the Pizza Hut and Frito-Lay units of Pepsico.

Foot Locker, Inc. is a specialty athletic retailer that operates approximately 4,000 stores in 18 countries in North America, Europe and Australia. Through its Foot Locker, Footaction, Lady Foot Locker, Kids Foot Locker and Champs Sports retail stores, as well as its direct-to-customer channel Footlocker.com/Eastbay, the Company is the leading provider of athletic footwear and apparel.

                 Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, which reflect management's current views of future events and financial performance. These forward-looking statements are based on many assumptions and factors detailed in the Company's filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company's merchandise mix and retail locations, the Company's reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), unseasonable weather, risks associated with foreign global sourcing, including political instability, changes in import regulations, disruptions to transportation services and distribution, and the presence of severe acute respiratory syndrome, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business plans effectively with regard to each of its business units, including its plans for the marquee and launch footwear component of its business, and its plans for the integration of the Footaction stores. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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   Foot Locker, Inc. 112 West 34th Street, New York NY 10120 Tel. 212.720.3700